Exhibit 10.11

MAGELLAN HEALTH SERVICES

Management Bonus Plan

2004

Purpose

The purpose of Magellan Health Services’ Management Bonus Plan is to reward employees for achieving specific performance objectives contributing to the overall results of the Company.  Business units with function specific plans, such as sales, and recovery functions, are covered under separate plans.

Eligible Participants

•                   Must be full time employees not participating in any other incentive program.

•                   Must be currently meeting or exceeding performance standards.

•                   Must have received a minimum performance review score of 3.0.

•                   Must not have submitted a verbal or written resignation of employment.

•                   Must have been hired on or before January 31, 2004 to be eligible to receive 100% of bonus award.

•                   Must have been hired between February 1 through April 30, 2004 to be eligible to receive 75% of bonus award.

•                   Must have been hired between May 1 through June 30, 2004 to be eligible to receive 50% of the bonus award.

Plan Funding

The plan is funded based on the company meeting or exceeding its EBITDA* targets.

EBITDA Target	Funding Percentage
$ 144.8 Million	100%

•                  EBITDA is the Company’s consolidated net revenues, less salaries, cost of care and other operating expenses (including amounts accrued for payments under this plan) plus equity in earnings (or minus equity in losses) of unconsolidated subsidiaries, less special charges, all as reported by the Company.

The Target Funding Pool will equal the total of the Target Bonuses (salary times Target Bonus Percentage, see below) of the eligible employees.  The Funding Percentage is the portion or increment of the Target Funding Pool that will determine the Funding Pool.

If the EBITDA Target is met, the Funding Percentage will equal 100%.

If the EBITDA Target is not met, the Target Funding Pool for incentives will be reduced dollar for dollar until the EBITDA Target can be met, or the Target Funding Pool is exhausted, whichever comes first. Any funds remaining after the EBITDA Target is met will be the Maximum Funding Pool for incentives under the Plan.  In such case, the Funding Percentage will equal the percentage of the Maximum Funding Pool to the Target Funding Pool.

If the EBITDA target is exceeded, the Funding Pool will be increased by increasing the Funding Percentage by an amount determined by the Compensation Committee in its discretion.

Performance Factors

In addition to the Funding Percentage, there are two other factors that determine the bonus amount for each employee.  The first is the Business Unit Performance Factor and the second is the Individual Performance Factor.

Business Unit Performance Percentage

Each SBU, CMC and Corporate Support Area has Performance Goals that include financial performance as well as other corporate strategic goals.  Based on the achievement of these Business Unit Performance Goals, each business unit will be assigned a Business Unit Performance Percentage by the CEO, for those units reporting directly to the CEO; or the COO, with the approval of the CEO, for those units reporting up to the COO.  Generally, the Business Unit Performance Percentage can range from 0% to 200%.

Individual Performance Percentage

In order to receive an incentive bonus, individuals must be recommended by their immediate supervisor, based on the achievement of their Individual Performance Goals. The Individual Performance Percentage will be determined by each employee’s immediate supervisor based on the extent to which the employee met and exceeded their personal Individual Performance Goals.   Generally, percentages can range from 0% to 200% of target bonus with a percentage of 100% assigned to an employee whose score is between consistently meets to consistently exceeds expectations with respect to their Individual Performance Goals.  In general, employees with a performance rating lower than 3.0 will not be eligible to receive a bonus.  All recommendations for incentive awards will be substantiated by appropriate documentation of performance goals and assessment, and will be reviewed and approved by each level of management above the immediate supervisor, up to and including the CEO.

Target Bonus Percentage

Each employee in Grades 37 and above has a Target Bonus Percentage.  The Target Bonus Percentages by Grade are as follows:

Grades 37 and Above Target Bonus Percentage Levels

Level in Organization	Target Bonus % of Base Salary
Chairman and CEO	100%
President & Chief Operating Officer	75%
Chief Officers	40 to 60%
SVPs	25 to 40%
CCO & Grades 42 to 44	20 to 25%
Grades 39 to 41	15%
Assoc MD, Medical Directors, and Vice President of Medical Services	10%
Grades 37 and 38	8%

Payout Formula

An employee’s bonus under the Management Bonus Plan will be determined pursuant to the following formula:

Salary  X  Target Bonus Percentage  X  Individual Performance

Percentage  X  Business Unit Performance Percentage X

Funding Percentage.

For example, if the EBITDA target was met but not exceeded, an employee in Grade 42 with a salary of $110,000 and a 20% Bonus Target whose Business Unit received a Performance Percentage of 110% and who received an Individual Performance Percentage of 105% would receive a Bonus of $25,410, determined as follows:

$110,000 X 20% X 105% X 110% X 100% = $25,410.

Condition of Payout

No bonus will be paid to any employee if employment is terminated, whether voluntary or involuntary, prior to the actual payment date.

Payout Approval

The Compensation Committee of the Board must separately approve any payout for officers of the Company for whom the Compensation Committee must approve salary and/or benefits under the Compensation Committee approval policy.